Exhibit 99

April 27, 2012	Contact: James Gasior President and CEO

Press Release:	Cortland Bancorp Reports First Quarter 2012 Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $1.16 million, or $.26 per share, for the first quarter of 2012, representing a 33% increase over the $.87 million, or $.19 per share reported for the same period in 2011. The improvement in earnings performance is highlighted by a 16% year over year growth rate in the commercial loan portfolio and a composite loan portfolio growth rate of 8%.

Respective to the quarterly operating results, highlights of operations are as follows:

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Net interest income increased by $174,000 in 2012 versus 2011 despite a 7 basis point decline in net interest margin as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•

The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .27% of average loans in 2012 and .05% for 2011. The allowance for loan loss (ALLL) to total loans ratio was 1.13% at March 31, 2012 versus 1.02% a year ago. The Company’s allowance for loan losses covers 122% of nonaccrual loans at March 31, 2012.

•

Mortgage banking gains reached $154,000 in the quarter versus $16,000 in the same quarter of 2011. These gains, which are reported as non-interest income, are in-line with results expected from the wholesale mortgage unit which was formed late last year specifically as a result of strategic initiatives aimed at improving overall profitability.

•	The Company invested in a Historic Tax Credit structure which increased net income by $190,000 for the quarter.

•

The Company’s total shareholders’ equity increased from $45.7 million on December 31, 2011 to $47.6 million at March 31, 2012, an increase of $1.9 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $16.7 million in excess of the 10% well capitalized threshold.

James Gasior, President and Chief Executive Officer stated, “Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last ten quarters dating back to the fourth quarter of 2009.”

Net interest income, which provides the core earnings base for the Company, increased 4.3% to $4.241 million in the first quarter of 2012 versus $4.067 million in 2011. The Company has benefited from increasing balances in the loan portfolio yielding 5.56% during the quarter in lieu of allocating funds into the investment portfolio earning 3.22%. Also, as liabilities continue to mature and reprice at lower rates, the net interest income has, and is expected to continue to improve. Even with deposit rates creeping lower to reflect market trends, the Company has been able to both retain and grow deposits and has recorded a 6.5% increase in balances over the past year.

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non-interest income revenue base”.

Further commenting on the results, Mr. Gasior stated, “The Company incurred over $200,000 in non-interest expenses in 2011 associated with the start-up of the mortgage banking unit. As its operations ramp up in 2012, CSB Mortgage Company will enhance the Company’s non-interest income, and has already made a positive contribution in the first quarter.” CSB Mortgage Company partners with mortgage brokers in contiguous states to originate mortgage loans. The loans are sold to investors in the secondary market generating a profit margin.

Non-interest income for the quarter, excluding securities transactions, increased by $207,000 from a year ago. This is mainly due to mortgage banking gains in 2012 of $154,000 versus gains in 2011 of $16,000. Included in non-interest expenses is the one-time investment of $444,000 in the Historic Tax Credit partnership which generates $634,000 in tax credits. Non-interest expenses exclusive of this investment increased $65,000 or 1.9% from the same quarter a year ago.

The Company, to date, has not experienced notable deterioration in credit quality despite less than favorable economic conditions over the past several years. Nonaccrual loans were $2.6 million at March 31, 2012 or .93% of loans, down from $3.6 million at December 31, 2011. Included in these totals is a single loan of $1 million fully secured by collateral for which no loss is expected.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital. The Company was able to do this and still achieve improved earnings results.”

For the current quarter, the provision for loan losses was $270,000, more than a 50% increase from the prior year provision of $174,000, and far exceeding the net charge-offs for the quarter of $189,000. Provision expense was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

Total loans at March 31, 2012 were $277.4 million as compared to $257.6 million a year ago, an 8% increase. Total assets of $508.4 million at March 31, 2012 reflect a modest increase of 4% from year ago asset totals of $489.6 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase loan balances with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.

In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows at March 31, 2012: a Tier 1 leverage ratio of 10.31% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.45% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.28% (compared to a “well-capitalized” threshold of 10.00%).

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited	March 31, 2012	March 31, 2011
SUMMARY OF OPERATIONS
Total interest income	$5,305	$5,320
Total interest expense	(1,064)	(1,253)

Net interest income (NII)	4,241	4,067
Provision for loan losses	(270)	(174)

NII after loss provision	3,971	3,893
Total other income	695	533
Total other noninterest expense	(3,864)	(3,355)

Income before tax	802	1,071
Income tax	357	(202)

Net income	$1,159	$869

CORE EARNINGS
GAAP earnings	$1,159	$869
Impairment losses on investment securities (net of tax)	113	133
Net impact of historic tax credit investment	(190)	—

Core earnings	$1,082	$1,002

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.26	$0.19
Book value	10.53	9.62
BALANCE SHEET DATA
Assets	$508,446	$489,568
Investments	182,686	179,916
Loans	277,357	257,585
Loans held for sale	6,804	146
Deposits	409,055	384,206
Borrowings	42,180	52,565
Subordinated debt	5,155	5,155
Shareholders’ equity	47,633	43,882
AVERAGE BALANCE SHEET DATA
Average assets	$510,604	$490,990
Average loans	281,594	257,174
Average loans held for sale	5,121	92
Average deposits	410,969	388,095
Average equity	46,767	42,723
ASSET QUALITY RATIOS
Loan charge-offs	$(214)	$(57)
Recoveries on loans	25	23

Net charge-offs	$(189)	$(34)

Net charge-offs as a percent of total average loans	0.27%	0.05%
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.13%	1.47%
Loan loss reserve as a percent of total loans	1.13	1.03
Non-accrual loans as a percent of total loans	0.93	0.98
FINANCIAL RATIOS
Return on average equity	9.91%	8.14%
Return on average assets	0.91	0.71
Effective tax rate	(44.51)	18.86
Net interest margin	3.67	3.74
Efficiency ratio	75.76	71.10
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.28%	13.38%
Tier 1 capital to risk-weighted assets	13.45	12.66
Tier 1 capital to average assets	10.31	9.69